EXHIBIT 99.1

Focus Universal Appoints Greg Butterfield as a New Board Member

ONTARIO, CA / Accesswire / November 28, 2018 / Focus Universal, Inc. (OTCQB: FCUV) (“Focus Universal” or the “Company”), a developer of IoT technologies including its Universal Smart Instrumentation Platform (“USIP”), is pleased to announce that the Company has appointed Greg Butterfield as an independent Board Member to the Focus Universal team. Mr. Butterfield is a proven entrepreneur in the technology sector and active member in the tech community.

Desheng Wang, CEO of Focus Universal, said, “Mr. Butterfield has a fantastic background in the technology sector that we believe can add great value to our board. He brings expertise in M&A and management experience with both private and public companies that will be a great addition moving forward.”

Greg Butterfield is the founder and Managing Partner of SageCreek Partners (“SCP”) a technology commercialization and consulting firm. Prior to starting SCP Mr. Butterfield served as the CEO of Vivint Solar, a leading full-service residential solar integrator. Before Vivint, Greg was the Group President for Symantec’s Server and Storage business units, responsible for a $4 Billion sector in the business. Mr. Butterfield joined Symantec through the company’s acquisition of Altiris in April 2007. At Altiris, he served as chairman of the board, President, and CEO. After joining Altiris in February 2000, he guided the company to eight consecutive years of positive revenue growth and profitability. In Mr. Butterfield’s first year with Altiris, annual revenues were $3 million; in 2007, annual revenues exceeded $300 million. Mr. Butterfield is widely credited as the driving force behind eleven acquisitions and navigated the company through a successful IPO in 2002 in spite of a notable economic downturn in the technology sector. The IPO was followed in August of 2003 with a successful secondary offering. Mr. Butterfield was invited to the 2006 World Economic Forum as a Technology Pioneer. He was also the winner of the 2002 Ernst and Young Entrepreneur of the Year award and served as the chairman of the board of the Utah Information Technology Association from 2003 to 2005. Mr. Butterfield received a Bachelor of Science in Business Administration (finance emphasis) from Brigham Young University.

About Focus Universal

Focus Universal Inc. (OTCQB: FCUV) is a Universal Smart Instrumentation Platform (“USIP”) developer and Universal Smart Device (“USD”) manufacturer for the Internet of Things market. The Company's USIP generalizes instruments into a reusable foundation and architecture-specific components (sensor modules), which together replace the functions of traditional instruments at a fraction of the cost. The USIP has an open architecture and features the ability to connect thousands of sensors and probes from different industries and vendors communicating with the same device. This interoperability and reusability gives Focus Universal a major edge over competitors.

For more information, visit www.focusuniversal.com.

Contact Information

Corporate:

Desheng Wang

626-272-3883

IR@focusuniversal.com

Investor Relations:

Hayden IR

917-658-7878

FCUV@haydenir.com